Exhibit 99.1

Operator

Mr. Klaben, you may begin your conference call.

Greg Klaben - NetIQ - VPIR

Thank you, operator. Joining me today to discuss our third quarter financial results announcement is Chuck Boesenberg, NetIQ’s Chairman and CEO and Rick Van Hoesen, our Senior Vice President of Finance and Administration and CFO. Today’s call includes forward-looking statements, including statements about the company’s future revenue, operating expenses, earnings per share, and anticipated activities that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

The company’s future results could differ materially from the expectations discussed here in. Factors that could cause or contribute to such differences include: the effect of continued weak demand for software and related services, which results in increased uncertainty as to the company’s expected revenue; risks inherent in technology businesses generally, including the timing and successful development of new products; customer acceptance of new product offerings; pricing of new products; competition — in the enterprise software market, and the company’s various product lines; the company’s ability to retain and hire management, sales and technical personnel and other employees; and changing relationships with customers, suppliers, and strategic partners. As well, the company typically receives a substantial portion of its orders at the end of the quarter and if an order shortfall occurs at the end of a quarter it could negatively impact the company’s operating results for the quarter.

For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in documents that we file from time to time with the Securities and Exchange Commission, including our annual report on form 10-K for the fiscal year ended June 30, 2004. Additional information is available on NetIQ’s quarterly report on form 10-Q for the quarter ended December 31, 2004. All of the information discussed on this call is current only as of today and NetIQ undertakes no duty to update this information.

I’d also like to note that in today’s press release we announced that NetIQ’s Board recently voted to submit a proposal to shareholders at the annual meeting in the fall of 2005, which if adopted would eliminate the Company’s classified board structure in the Company’s certificate of incorporation and by-laws. Before we turn to the financials, I would like to note that all financial discussions and metrics discussed during today’s call will be based on continuing financials and operations, which exclude WebTrends results in prior periods.

As you know we closed the sale of the WebTrends business on April 30th. As such we have replaced historical financials in our analyst sheet, which now excludes WebTrends results. It will be available shortly on our website. Now I’ll turn the call over to Chuck.

Charles Boesenberg - NetIQ - Chairman, CEO

Thank you, Greg. As usual, I’m going to start with the key points I think you should take away from our call. Most important, NetIQ is in transition. We have developed and are implementing our Knowledge-Based Service Assurance product strategy. Therefore we sold WebTrends. And today we announced a $200 million share buyback program. If we assume today’s prices, roughly 1/3 of our shares will be retired. Now we’re turning our focus to three major areas, operating margin, our product portfolio and our sales performance.

With respect to our first action area, our operating margin objective, we are in the process of developing our fiscal 2006 plan and are evaluating ways to drive cost-efficiencies. To that end we are committed to achieving a 9% non-GAAP operating margin by the 4th quarter fiscal 2006. Rick will discuss this commitment in more detail today, and Rick and I will talk about it more in future calls.

Second, with respect to our product portfolio, we took the first and most important step with the sale of WebTrends. We believe the sale enhances our long-term strategic direction and provides us greater opportunity to accelerate innovation in our core business. Our core business consists of our five key product lines which are, the AppManager Suite, the Admin Suite, Security Manager, Vulnerability Manager, and our Voice over IP products. Together these products support our Knowledge-Based Service Assurance strategy, KBSA. And in Q3 they were 88% of our product license revenue. We’re continuing to evaluate our options across other non-core product areas within NetIQ as we increase our focus on executing on our KBSA product strategy.

Third, I will be addressing, in a few minutes, the changes we have made in the sales organization. As we stated on our preliminary results call, we are disappointed with our revenue results. While the mixed results of the software sector indicate that IT spending remains sluggish, we do believe there is room for significant improvement in our execution and our productivity.

Now let’s review Q3 results. Revenue for the third quarter of fiscal year 2005, for continuing operations was $51.1 million compared with $55.4 million in revenue from continuing operations for the same quarter the prior year. Revenue excluding Ixia for Q3 last year was $51.9 million. So on an apples to apples basis revenue was down by less than 2%. Our net GAAP loss from continuing operations was $3.2 million or $0.06 per basic and diluted share in the third quarter of fiscal 2005, compared with the GAAP net loss from continuing operations of $5.3 million or $0.09 per basic and diluted share in the third quarter fiscal 2004. The non-GAAP net loss from continuing operations for the third quarter was $669,000 or $0.01 per diluted share, compared with the non-GAAP net loss from continuing operations of $88,000 or break even per diluted share for the same period in the prior fiscal year.

Turning to the third quarter continuing operations business overview, as I indicated, revenue from the top five core products represented 88% of total license revenue for the quarter versus just 80% a year ago. As is typical, we consumed backlog in the third quarter. We generated $ 9.4 million dollars in cash from operations, and ended the quarter with total cash and cash equivalents and short term investments of $286 million. Headcount as of March 31st was 1,042, up slightly from a headcount of 1039 in the previous quarter, but down 60 people or 6% from a year ago.

Federal bookings represented 8% of license bookings during the quarter. We had four deals over $1 million during the quarter, two in systems management and two in security management. Seven out of the top ten deals were sales to existing customers. Seven of the top ten were compliance driven. Six of the top ten included a security product. Four of the top ten included AppManager product sales.

Also we had 29 new UNIX and LINUX customers during the quarter. Our top customers in system management were Perot Systems, Washington Mutual, Credit Suisse First Boston. Our Security Management customers included DHL, US Army, the IRS and Honeywell. Now I’d like to turn to our third focus area, sales performance.

In April we made three significant changes to our sales organization. We moved worldwide sales management to Houston to be co-located with our security product development and tech support teams. We promoted Marc Andrews to Senior Vice President and General Manager of Worldwide Field Operations. As many of you will recall, when Marc ran EMEA sales, international sales grew from 23% to 36% of total NetIQ revenue. Over the last year Marc drove the creation of our KBSA strategy and the consolidation of activities in Houston, which improved efficiencies and reduced costs. We promoted Simon Church to run EMEA sales. Simon has been with NetIQ for over five years. He joined Mission Critical in August of 1998 as international sales director, where he successfully grew the business by 200% per year for the two years prior to the NetIQ acquisition of Mission Critical in 2000. Simon then made the move to regional sales director in Northern EMEA after the acquisition, and has consistently been one of the most successful regional sales directors at NetIQ, winning R.D. of the year award twice. Paul Murray has been promoted to Vice President of North American Field Sales. Paul has been with the company for seven years, joining us as Director of Federal Sales. Federal Sales has been a big success for NetIQ, and has consistently been one of our top performing regions. Paul previously managed our Channel Operations, which doubled under his leadership from 30% of our revenue to 60% of our revenue. I am personally excited about working with Marc and Simon and Paul to grow the productivity and efficiency of the sales force.

With Marc assuming his new position in the field, and with the divesture of WebTrends, Matt Dircks, our Head of Product Management, Rob Reiner, our CTO and John Steigerwald, our head of product development will now report directly to me. In terms of operations we’ve made the following changes: We combined EMEA services, tech support and systems engineering into one organization. We added more inside sales reps to address the needs of small to medium sized businesses. The average sales force tenure increased again last quarter. However, the sales headcount was down 14 people year on year. We must add more sales reps.

The technical support and maintenance organizations are also working to build pipeline. The channel organization is focused on closing large OEM, Managed Service Provider and SI deals. We are placing even more focus on the financial services and federal markets with tailored product and support offerings. We are launching programs to enable us to generate and turn leads from both existing customers and new prospects into sales more quickly and efficiently. We are working to build a bigger pipeline, by developing bundled offerings including offerings around compliance, group policy, and Voice over IP. And we announced in March that Nortel would be reselling our Voice over IP products.

In summary, first, sales is now being led by Marc, Simon, and Paul. All of whom are veterans of our business, know our products and customers and have already hit the ground running. Second, we have narrowed our strategic focus over the past year. Third, we have streamlined our product lines and are in a much improved position to execute on our Knowledge-Based Service Assurance strategy. And fourth we are committed to a 9% operating margin by Q4, 2006. We appreciate your support and feel we are making the right decisions for shareholder value. Now I’d like to turn the call over to Rick to discuss the financials in more detail.

Rick Van Hoesen - NetIQ - SVP, CFO

Okay. Thank you, Chuck. As Chuck mentioned, all of our discussions today and going forward will be with respect to continuing operations which excludes the results of WebTrends. We closed the sale of WebTrends on April 30th, and we expect to recognize a pre-tax gain on that sale of approximately $64.6 million. As a result of the divestiture WebTrends has been included in discontinued operations in the financial statements issued this afternoon.

In accordance with generally accepted accounting principals relating to discontinued operations, our historical income statements have been restated to carve out and eliminate WebTrends operations, and the effect of the WebTrends discontinued operation is shown as a one line entry adjusting earnings. These accounting principles require that the carved out financial statements include only expenses that are directly attributable to WebTrends. So as a result, certain shared expenses, such as G&A and operations, that we historically allocated proportionately between WebTrends and the Systems and Securities Business Unit, are not charged to the WebTrends historical income statements, but instead show up as a charge against continuing operations. So this has the effect of making WebTrends appear more profitable and SSM appear less profitable than the way we have historically viewed the business.

Now let’s turn to the results of the going forward business. We are not pleased with the results of the quarter, and as Chuck outlined we have already taken a number of organizational and structural actions to generate appropriate levels of revenue, field productivity, and profitability. And as he stated earlier, we are committed to achieving a 9% operating margin by the June quarter of next year. I’ll have more on that later, but first let me take you through the financial results of the March quarter.

Before I get into the P&L analysis, I would like to remind you that most of this information can be found on the analyst information sheet that will be posted shortly on our investor relations website. It contains income statement, balance sheet, and metrics data for the last seven quarters and I encourage you to use it in conjunction with our published financial statements to better understand the trends in the business. Of course it too reflects continuing operations only and excludes historical WebTrends data. So please note, many of the historical metrics have changed and are not the metrics you may have in your models. The analyst sheet includes both GAAP and non-GAAP information.

The non-GAAP income statements present NetIQ’s financial statements adjusted to exclude a number of items, amortization and impairment of purchase technology and other intangible assets, employee stock based compensation, impairment of goodwill, restructuring charges, write off of acquired in process research and development, impairments of and gains on long-term investments, cumulative effects of change in accounting principle, and related income tax effects. As you know the exclusion of such items is not in accordance with generally accepted accounting principals and is not intended as a substitute for GAAP net income or loss or any other GAAP measure and may not be consistent with similar measures used by other companies. However, NetIQ’s management and Board of Directors believe the non-GAAP information is an additional meaningful measure of operating performance, because it measures the principal operating results that can be directly influenced by management, and it provides more consistent comparability of our financial results against historical results and the results of some other software companies. Accordingly it is the principal measure of performance used by management and the Board of Directors to measure our performance against our operational objectives.

Revenue was $51.1 million in the quarter, down sequentially and year over year. The year over year decrease was 8% or $4.3 million. Gross profit was down by slightly less than that, reflecting some improvements in our royalty structure and operational efficiency in delivering licensed products electronically. License revenue was down 22% year over year. But revenue for the top five core product lines (being AppManager Suite, NetIQ Security Manager, NetIQ Vulnerability Manager, Security Administration Suite, and our VoIP products) was down 14% compared with the same quarter of the prior year. As Chuck mentioned, these products represented 88% of total license revenue for the quarter. And as is typical in a third quarter we consumed backlog in Q3.

Our SG&A, Marketing, and R&D expenses were 89% of revenue, compared with 88% a year ago. By line item this is how our non-GAAP operating expenses break out.

Sales and Marketing was 51% of revenue in Q3 compared with 50% in the year ago quarter. That’s a symptom of the decreased productivity in the field sales force. In absolute dollars, Sales and Marketing was $26 million, down by approximately two million year over year. This decrease is due primarily to lower head count and lower commission expenses.

R&D was down from 26.1% in last year, to 23.8% of revenue this Q3. At $12.2 million it was 16% lower in absolute dollars year over year. The decrease was due to headcount and continued cost reduction efforts — cost savings resulting from our transition to our focus on our five core product areas.

G&A grew year over year from 11.9% of revenue, to 14.5%, and was up in absolute dollars from $6.6 million to $7.4 million. G&A is the main area of the company affected by the WebTrends divestiture. The support infrastructure is now supporting a smaller company and we have made some adjustments to reflect that.

We have decreased our G&A head count, but G&A expenses increased significantly due to costs related to our Sarbanes Oxley implementation and testing, which will continue through the balance of the fiscal year and into the first quarter. We continue to target G&A at 10% of revenues, but there will be some pressure on this line, at least through the first fiscal quarter.

As a result of our lower than expected revenue, our non-GAAP operating margin was negative 5%, versus minus 3% a year ago. This result is unacceptable. Chuck mentioned some of the areas in which we’ve already taken action to improve it and I’ll comment in a moment on our planning parameters going forward. Total head count for the company decreased from 1109 a year ago to 1042 as of March 31st. With respect to the sales force, direct quota carrying headcount was down to 121 from last quarter’s 123 reps and this compares with 135 in the year-ago period. This metric includes only direct quota carrying sales rep, but not overlay or management heads. This figure is lower than our target of 140 plus and this is one area we do intend to expand.

On a GAAP basis we reported a net loss from continuing operations of $3.2 million or $0.06 per basic and diluted share. This result included a $2.9 million gain on the sale of technology related to the Ixia relationship. The non-GAAP loss was $669,000 or $0.01 per diluted share. And now let’s look at the balance sheet and related metrics.

First, cash and cash flow. We generated $9.4 million from operations during the quarter. And spent $2.1 million on capital equipment. Much of it was related to the move of our data center from Portland, where it resided in the WebTrends facility to Houston which is the operational center for the systems and security management business. The largest use of cash during the quarter was the continuation of our share repurchase program. Under the previous $50 million buy back program, we repurchased 1.4 million shares for $16.8 million. As a result, our cash decreased by $8.3 million during the quarter to $286.1 million.

As you know we have since closed the WebTrends divestiture. After cost and taxes on the gain, this adds approximately $75 million to the balance sheet. So we effectively have now about $360 million to work with. With the cash balance that large, the Board of Directors has approved a share repurchase program up to $200 million in open market purchases. In essence with this program we will be returning to shareholders the proceeds of the WebTrends divestiture, as well as a substantial amount of additional cash on hand. We do want to be proactive about maintaining a balanced capital structure and this is intended to achieve that.

Deferred revenue is at $54.6 million. We’re down slightly during the quarter due to the weak sales of software licenses and the attendant deferred maintenance revenues. The Ixia transaction concluded in the third quarter. We received a final payment from them in the amount of $2.5 million relating to the exercise of their option to distribute the Chariot product worldwide. We recognized that payment as other income in the March quarter results. And consistent with our past practice this income will be eliminated from the non-GAAP results. Days sales outstanding was 47, within the range we would normally expect.

Now let me turn to guidance for the fourth quarter. NetIQ anticipates revenue for the its fourth quarter ending June 30, 2005 to be in the range of $47 to $51 million, compared with $56.7 million in revenue for the quarter ended June 30, 2004. There are three things that would suggest a stronger result. Normal seasonal trends, our pipeline, and our bookings to date in the fourth quarter. However, we feel that between last quarter’s result and the current choppy market environment, our business planning should be based on a more conservative outcome. NetIQ anticipates GAAP EPS results of minus 13 to minus 20 cents per diluted share for the fourth quarter of fiscal 2005.

Non-GAAP results are expected to be minus one to minus five cents per diluted share. The reconciliation to non-GAAP EPS guidance is based on the following assumptions for excluded items: Amortization of purchased technology of $2.59 million, amortization of other intangible assets of $ 2.1 million, Amortization of employee stock based compensation of $550,000 and related income tax costs of approximately $800,000.

NetIQ anticipates its sales and marketing, research and development and general administrative expenses to be in the range of $45.3 to $45.7 million, in the fourth quarter of fiscal 2005. This guidance does not include the effect of any expense actions or related charges that we may take during the quarter.

Let me close with a comment about how we are approaching the financial plan and the current operating results. While we don’t have perfect data, we view our license revenue issues as stemming from three main areas, sales execution, a difficult market for enterprise software sales in general, and competitive pressures in the market for systems and securities management software in particular, in that order. Solid growth will require solid execution in the field, and we’ve taken action to address that. However, the fact remains that we’re in a difficult market segment at the moment. We’re pleased with the progress we’re making on the maintenance revenue and that should help. But in the total mix we believe it is prudent to plan the business based on no more than 5% revenue growth in the coming year. So now that we know the results of the third quarter, and we’ve revised our expectations for the fourth quarter, we will begin the process of sizing the business appropriately to achieve 9% operating profitability by the fourth quarter of FY 2006, based on that revenue assumption. That would get us halfway to our 18% operating profit goal. We hope to accelerate our progress toward that goal by the addition of large revenue producing OEM, MSP and SI deals et cetera, but for planning purposes only, we are not assuming we will achieve the accelerated growth. To achieve this objective it is clear we must adjust our expense base. It won’t happen overnight but we intend to properly size our expenses to the available revenue in the coming weeks and months. And, Chuck, back to you.

Charles Boesenberg - NetIQ - Chairman, CEO

We will now turn the call over to questions.

QUESTION AND ANSWER

Operator

Your first question comes from Richard Sherman with Janney Montgomery Scott.

Richard Sherman - Janney Montgomery Scott LLC - Analyst

Yes. Hi. Good afternoon, Chuck and Rick. A question on — two questions here. First is on Nortel. When will we — can you give us an update on when we would see some revenue coming from Nortel and the Voice over IP initiative, and then maybe if you can comment in more detail about Vulnerability Manager and how it performed in the quarter and how the pipeline looks there.

Charles Boesenberg - NetIQ - Chairman, CEO

Great. Nortel appeared at our launch of KBSA in March — Nortel spoke at our launch and they also spoke at our NetIQ University and then in their launch of their product strategy they highlighted our Voice over IP products as a key element of their strategy. Where we’re at right now, teams are making joint calls. We’re starting to see pilots going in and we’re looking at having a joint sales marketing summit where we can put more specific plans in place. As we look to next year we see Voice over IP, as an area that could grow nicely for us and we think Nortel will be a key element of that. We hope to continue to show progress along the way.

As far as specific products go, Security Manager continues to be the strongest growth product. AppManager was down slightly. Vulnerability Manager was down, although we just recently closed in this quarter a deal, from a booking standpoint of about $2 million that used a combination of Vulnerability and Security Manager. So we’re seeing Vulnerability Manager starting to tick up in pipeline and interest, but last quarter it was still below our expectations.

Richard Sherman - Janney Montgomery Scott LLC - Analyst

Chuck, did you say that Vulnerability Manager was down on a sequential basis, is that what you said?

Charles Boesenberg - NetIQ - Chairman, CEO

It was down year on year.

Richard Sherman - Janney Montgomery Scott LLC - Analyst

Year on year. Okay. Thank you, those are my questions.

Rick Van Hoesen - NetIQ - SVP, CFO

This is Rick. I think I was just nudged. I think I said minus one to minus five cents per diluted share, and in fact it is zero to minus five cents.

Operator

Your next question comes from Tim Klasell with Thomas Weisel Partners.

Tim Klasell - Thomas Weisel Partners - Analyst

Yes, Good afternoon everybody. The first question has to do with sales execution. You’ve been holding flat at about 62% indirect. As you’re looking forward and in your guidance, what do you think — how does that number moves throughout fiscal 06?

Charles Boesenberg - NetIQ - Chairman, CEO

That’s a good question. I’ll tell you, we’re looking at the number not from a standpoint of how that number moves in absolute terms, but how does it segment. And what we’re working on is it segments by large MSP, system integrators and OEM’s, where frankly they’re taking our technology and products to the market without us doing a lot of the sales effort.

Second, it segments by value added resellers, who are adding value to our product and if you will, we are jointly going to the market and the third is — the third is where people are taking and have a relationship with a federal customer, a large corporation such as a corporate reseller. So I see what we’re doing with corporate resellers, with the two tier distribution and with resellers staying pretty consistent. What Rick referred to is I think we have an opportunity and we are seeing interest in larger OEM-type opportunities, MSP’s, and systems integrators. So to answer your question, Tim, I would like to see us and one of our revenue upside opportunities, is to do more in that group of MSP’s, systems integrators and OEM’s. I’m not so worried about the 62%. What I would like to see is the portion of that assigned to those three areas to go up quite nicely. If you just look at MSP’s in the last year, the team has driven that quite nicely and we think there is more opportunity there.

Tim Klasell - Thomas Weisel Partners - Analyst

Okay. And then on the competition side, you mentioned obviously it is a competitive environment out there, what are you seeing with Microsoft and MOM, they’re beginning to giving at leastwise, verbal support to MOM, monitoring UNIX, and other systems which has been sort of a differentiator. Have you seen any change, besides the press releases, have you seen any change in the field yet?

Charles Boesenberg - NetIQ - Chairman, CEO

Let me talk about the change I’ve seen in the market place. I think the first change we have seen in the market place is, as hardware costs have come down for blade servers for example, the average ASP that we will get in deals — even in our over a hundred thousand dollar deals is not as great as it used to be, as people are spending significantly less for their hardware.

I have been in the industry since 87, when I started in the PC side of it, and it seems you pay an extra cent for the hardware and then you pay a portion of that for either management or applications. So the first pressure point has been on monitoring, on the fact that hardware costs have gone down so therefore the customers are not paying us as much. The second piece of pricing pressure is, as we moved into this calendar year, companies had large backlogs of new applications and new infrastructure that they felt were pent up demand. And they are trying to get along with their current management-type approaches to the systems management area.

And third is Microsoft MOM is helping create a market, and that’s goodness for us. At the same time it is competition for us. So if you look at — let’s divide the business now in deals — and I said on our earlier call a few weeks ago that we’d dig into it more. If you divide the deals to over 100 k and under 100 k. Over one hundred k — and I’m responding to your competition question— we’re seeing price and competition to what the customer will spend on the systems management side, but we’re actually seeing — on the security and administration side our ASP’s increasing. But they are decreasing on the Systems Management side.

Tim Klasell - Thomas Weisel Partners - Analyst

That’s very helpful. Just to jump into the balance sheet, deferreds were down. I’m sure part of that was WebTrends. Can you give us an idea how much of the deferreds were removed for WebTrends?

Rick Van Hoesen - NetIQ - SVP, CFO

Actually none. The P&L is re-engineered if you will, for discontinued operations, but not the balance sheet. So, the balance sheet remains apples to apples.

Tim Klasell - Thomas Weisel Partners - Analyst

Okay.

Rick Van Hoesen - NetIQ - SVP, CFO

And the down is due to — it is not down a lot, but it is due to, it comes down in the ordinary course and gets replenished through sales of new license deals that include first year maintenance and that sort of thing. And so there wasn’t as much of that.

Tim Klasell - Thomas Weisel Partners - Analyst

Okay. How much will disappear once WebTrends — once you start reporting without WebTrends?

Rick Van Hoesen - NetIQ - SVP, CFO

We have started reporting without WebTrends.

Tim Klasell - Thomas Weisel Partners - Analyst

I’m sorry so — this is in apples to apples?

Rick Van Hoesen - NetIQ - SVP, CFO

This is.

Tim Klasell - Thomas Weisel Partners - Analyst

Yes. Okay. Never mind. Thank you.

Charles Boesenberg - NetIQ - Chairman, CEO

What you saw — for instance what you saw $55.2 million in Q3 went to $54.6 million in — sorry in Q2 it was $55.2 and Q3 it was 54.6. That’s the — that’s the amount of it.

Tim Klasell - Thomas Weisel Partners - Analyst

Good enough. Thanks.

Operator

Your next question comes from Aaron Schwartz with J.P. Morgan.

Aaron Schwartz - J.P. Morgan - Analyst

Good afternoon. I just wanted to follow-up on that deferred question. You’ve made some progress on the maintenance renewals over the course of the last year and then you commented about the deferred decline here. Is that really seasonal, or did you see any sort of change in your renewal rates?

Charles Boesenberg - NetIQ - Chairman, CEO

No, renewal rates continued strong.

Aaron Schwartz - J.P. Morgan - Analyst

Okay. Great. And then the second question I have is on the sales reps. You talked about adding something sales reps. Is there any way you can help us out with the pace of the hires or the magnitude in terms of what you’re thinking about?

Charles Boesenberg - NetIQ - Chairman, CEO

Here’s what we’re seeing. If I go year over year, the tenure of the average sales rep has gone from 2.1 years to 2.6. That’s goodness. At the same time, if I look at one year ago we had 42 reps who had been with us less than six months and we ended up last quarter with 41 reps with us less than six months. So we still are churning too much, if you will, in the bottom third of the sales force and we’re looking at several things. One is how are we hiring the people? Two, how are we assimilating them into the company and into their territories? And three, how can we simplify our offerings? So that here’s a compliance offering. Here is a group policy offering. Very simple and straightforward, that our reps can go out there and start getting momentum.

To answer your question specifically, you know, with this being the last quarter of our fiscal year, we usually see some turnover due to performance issues within the sales force as they conclude their fiscal year. So, although we’ll be hiring I would anticipate we’ll struggle to stay flat. But as we develop our FY ‘06 plan, I think we’re going to see us wanting to add to the sales force.

And also we’re looking at — Marc Andrews is looking at how do we get the mentality of a territory being in a — in a region being a general manager P&L, because you’ve got sales reps — into the earlier question— you have a sales rep calling in accounts and you have multiple kinds of channels. You’ve got inside sales reps feeding leads and how do we manage that more efficiently to sell more, number one, and to have cost-efficiencies. So specifically, we would like to see the number of field direct sales reps go up, but I don’t anticipate it going up because of the number of reps that would probably leave who would not make quota this quarter.

Aaron Schwartz - J.P. Morgan - Analyst

So, is it fair to say that you’re just looking to, maybe, upgrade the quality of the same number?

Charles Boesenberg - NetIQ - Chairman, CEO

It’s upgrading the quality and I like to think it’s actually having a skill fit, that fits better than the Knowledge-Based Service Assurance. To some of the earlier questions, we understand basic monitoring is going to become more and more of a commodity. But as you add Service Management to monitoring, policy compliance to it, and risk management, you think, well, gee, performance and availability is only basic monitoring. That’s operational integrity. You go to risk management and we’re moving up the chain, if you will, of value, and that’s how we’ll command more value in the market place and frankly, that’s how we’ll compete quite nicely against Microsoft. Now, if you go horizontal and you say here is performance and availability and now let’s go to security event management and vulnerability management and operational change control, again it is a little bit more of a consultative partnership sales force where you’re helping the IT person who’s trying to align IT goals and business goals together. And so it is an upgrade of a skill set to more of a consultative partner, as well as — if you will, a general manager of a territory using the multiple ways they have to get to the market.

Aaron Schwartz - J.P. Morgan - Analyst

Okay. And I had one question on clarification on the guidance, Rick.

Rick Van Hoesen - NetIQ - SVP, CFO

Yes.

Aaron Schwartz - J.P. Morgan - Analyst

I just wanted to make sure I got this straight. Were you talking about a 5% growth in 06 and then you would adjust expenses accordingly to get to the 9% target operating margin?

Rick Van Hoesen - NetIQ - SVP, CFO

Yes, That’s right.

Aaron Schwartz - J.P. Morgan - Analyst

And that I assume is part of the 06 plan working on now?

Rick Van Hoesen - NetIQ - SVP, CFO

Exactly.

Aaron Schwartz - J.P. Morgan - Analyst

Okay. Thank you.

Operator

Your next question comes from Eric Gerster with SAC Capital.

Eric Gerster - SAC Capital - Analyst

Yes, Hi, gentlemen. A question for you on the sales strategy change that you talked about. If I look at the analyst information sheet you sent out it looks like your license revenue grew about 14% year over year, in the first quarter of this fiscal year, and it’s up 11% in the second quarter and with the shortfall here it was down 21% in Q3. So I guess what I’m confused about is what’s changed in three months that you suddenly have the wrong people or the wrong strategy or something, that was different than the numbers you put up in the first half of the fiscal year that you need to make all of these — it sounds like pretty dramatic changes quite frankly.

Charles Boesenberg - NetIQ - Chairman, CEO

Eric, we are not changing the sales strategy. We did change several — three of the management positions. Quite frankly — make us a more efficient operation, took layers out — took a layer out of the organization, and made it more streamlined, and as well as, we wanted to avoid some big change. These are three veterans of NetIQ, have been very successful.

If you look specifically and say, okay, what didn’t work in the last quarter? The first thing that didn’t work was we were down 14 year on year sales reps. So if you look at the numbers, we were down about 10% in sales reps and our bookings were down about 10% year on year, so therefore the reps in place actually had the same productivity as the year before. So that’s one observation. A second observation, we did see ASP pressure on the above hundred thousand dollar deals, on the systems management side and at the same time on the securities side we saw some ASP’s and group policy actually going up on the average. But they balanced each other out. As I mentioned in the call several weeks ago, below 50,000 dollar orders were weaker than we expected and that caused some of our — a good portion of that, about half of the short fall was that under 50,000 run-rate.

So the only thing we have to do is, we have to understand that maybe not having those 14 reps affected us getting the run-rate business, and second is how can we more efficiently use channels to get that run-rate business. I don’t want anybody to think that we made a dramatic change to the structure. I think we had some good people moves, and there were decisions, mutual decisions on a couple people leaving the company due to geography and other limitations, but we’re marching ahead with the sales structure as we put in place and now we’re fine-tuning it. It was a choppy quarter from a demand standpoint, but we still want to say we believe there’s execution areas that we can do better.

Eric Gerster - SAC Capital - Analyst

And then — if I can just ask one more, you have roughly $7 a share in cash here, not quite, but almost, and a 10 1/2 dollar stock price. So, obviously share repurchase makes sense here. But, is it safe to say that we’re not going to be doing any large acquisitions with that cash?

Charles Boesenberg - NetIQ - Chairman, CEO

We are not anticipating any large acquisitions. We’re very happy with our acquisition we made with a group policy technology in the past from Full Armor. We’re happy with investments we’ve made in some smaller companies. I think there will be more things that will round out Knowledge Based Service Assurance. There is no specific area that we need to go and make any major acquisitions in.

Eric Gerster - SAC Capital - Analyst

Okay. Thanks a lot.

Operator

Your next question comes from Amy Feng with JMP Securities.

Amy Feng - JMP Securities - Analyst

Yeah, to follow-up on Tim’s question, can you give us more color on the competitive landscape? For example, can you give us a sense of what your deal win rates are in the systems management side as well as the security product side?

Charles Boesenberg - NetIQ - Chairman, CEO

Amy in our — in our install base we continue to retain customers in the AppManager area. We continue to just have very few direct losses in that install base. Especially in the install base we compete very well and we’re very happy with our win rate in the security area. What we’re not happy with is we’re not touching enough deals and part of that is we’re a little bit under in number of sales reps right now. And number two is we still have to get more exposure as a security management company. Getting way back to the deferred revenue question, frankly with the license miss that we have had deferred revenue go down very modestly, $800,000 or some number like that, really is a reflection that our maintenance renewals continue to grow and grow. It was interesting. We outsourced a small portion of our maintenance renewals and it was really all customers that had been off maintenance or haven’t been paying us for a couple years now.

And we outsourced it to a third party firm and they had real good luck in renewing people. It is just continuing to tell me that we have to get even more effective in touching customers. So, Amy, it is not a — we win our share of competitive wins. I mention earlier that we closed a $2 million booking deal that was security management between the end of the quarter and today. It was in the financial services sector which continues to be a strong sector for us, and it was just a deal that pushed out and didn’t make it into the quarter.

At the same time, I want everybody to understand that we are having some pressures on pricing on the AppManager area and it means we need to continue to expand our AppManager offering into more capabilities of service management, policy compliance, risk management. So we’re differentiating against — not only differentiating against competitors but differentiating as we are competing for budget dollars.

Amy Feng - JMP Securities - Analyst

To follow-up, can you give us a sense of your revenues from existing customers versus new this quarter as well as with the miss in the March quarter, have you made any changes to your quota for the year and if not, wouldn’t that also be pressed for morale a bit among the sales force, because probably it will be harder to achieve quota for the year?

Charles Boesenberg - NetIQ - Chairman, CEO

Yeah, on the first one existing versus new customers, we didn’t see any anecdotal trends and I don’t have good statistics that would make us think anything other than it was consistent. On the sales force, it is our last quarter of the fiscal year, and we did put in some accelerators for people that helped them to the quota club and we did that. We didn’t put in accelerators that helped them necessarily get paid more, but it gives them a better shot at making the quota club which is a real incentive. I think it was the right prudent balance of not spending a lot more money, but yet still having the sales force be excited about the they can still make it to the quota club. I think that was the right thing to do.

Amy Feng - JMP Securities - Analyst

And then just a follow-up on your comment on consistency, Chuck. Can you give us a sense that the existing customers were maybe 90 or 95% of revenues for the quarter?

Charles Boesenberg - NetIQ - Chairman, CEO

You know, yeah, I would think that — I would suspect it was at 90. I want to say that we’re getting to a point where, when you take divisions of companies and you take all of our products, there just are not very many enterprises that we don’t touch somewhere. I’ll differentiate in that — I’m very confident that probably, 90% of our customers, our revenue, came from people we had touched in some other place in their organization. But, yet when it is a new division or a new center, or a new piece of the business, it is almost like a new sale, but you got this great reference inside the organization called another division.

Amy Feng - JMP Securities - Analyst

Great. Thank you very much.

Operator

Ladies and gentlemen, we have reached the end of the allotted time for questions and answers. Mr. Klaben, are there any closing remarks?

Charles Boesenberg - NetIQ - Chairman, CEO

Well, I would just like to summarize by saying that, I’m really looking forward to working with Marc, and Simon, and Paul and want you to know they have hit the ground running. Second, is we have narrowed our strategic focus and the WebTrends divesture made a lot of sense, and lets us line up behind the five key product lines, we’ve streamlined our business and fourth we are committed to putting a plan in place and achieving 9% operating margin by Q4 2006. So we appreciate your support and feel like we’re making the right decisions to enhance shareholder value. Thank you very much.

Operator

Thank you.